                               EXHIBIT 99(B)


                   AMENDED AGREEMENT AND PLAN OF MERGER


      THIS AMENDED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 4, 1995, by and among BRW STEEL CORPORATION, a Delaware corporation ("BarCo"), B & L ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of BarCo ("Sub"), and BLISS & LAUGHLIN INDUSTRIES INC., a Delaware corporation (the "Company"),


                           W I T N E S S E T H:

      WHEREAS, BarCo, Sub and the Company are parties to the Agreement and Plan of Merger dated September 16, 1995 (the "Existing Merger Agreement") pursuant to which BarCo has agreed to acquire all of the outstanding shares of the Company's Common Stock, $.01 par value per share (the "Shares"), at a price of $7.75 per share; and

      WHEREAS, the Board of Directors of BarCo has determined that it is in the best interests of BarCo and its stockholders for Sub to acquire all of the outstanding Shares at a revised price of $9.50 per share, net to the stockholders of the Company in cash, in accordance with the terms and conditions of this Agreement; and

      WHEREAS, the Company, BarCo and Subsidiary have mutually agreed to amend the Existing Merger Agreement in consideration of the execution and delivery of this Agreement and the payment by the Company to BarCo of $1,000,000; and

      WHEREAS, the Board of Directors of the Company have received the opinion of The Chicago Corporation that the price per share to be received by stockholders of the Company in the Merger (as defined in Section 1.2) is fair to such stockholders from a financial point of view; and

      WHEREAS, the Board of Directors of the Company believes that the Merger is in the best interests of its stockholders; and

      WHEREAS, the respective Boards of Directors of BarCo, Sub and the Company have each determined that it is advisable to merge Sub with and into the Company pursuant to this Agreement with the result that the Company shall become a wholly owned subsidiary of BarCo.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, BarCo, Sub and the Company, intending to be legally bound, hereby agree as follows:

                                 ARTICLE 1

                                 THE MERGER

      1.1  COMPANY ACTION.

      (a) The Company hereby consents to (i) the Merger, and (ii) at BarCo's election, a tender offer for any and all Shares at a price per Share of $9.50 or higher, net to the seller in cash on terms and conditions no less favorable to tendering stockholders than those terms provided for herein to close the Merger under this Agreement (the "Tender Offer"). The Company hereby represents that on October 3, 1995, its board of directors (the "Board of Directors") approved the Merger and the Tender Offer and approved recommending approval of the Merger and this Agreement by the Company's stockholders. The Company further acknowledges and represents that the Board of Directors' approval of the Merger, the Tender Offer, this Agreement, the transactions contemplated hereby and the consummation thereof do not and will not fall within paragraph (a) of Article Ninth of the Company's Certificate of Incorporation or otherwise cause the stockholder vote required for approval of the Merger and this Agreement and the transactions contemplated hereby to be greater than the minimum vote required under Section 251(c) of the Delaware General Corporation Law (the "Delaware Law") provided that Sub and BarCo have not taken and do not take any action to make either of them an "Interested Stockholder" as defined in Article Ninth except pursuant to the Tender Offer.

      1.2  THE MERGER.

      (a) Subject to the terms and conditions hereof, at the Effective Time (as such term is defined in Section 1.2(b)), Sub will be merged with and into the Company (the "Merger") in accordance with Delaware Law, the separate existence of Sub (except as may be continued by operation of law) shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

      (b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of Delaware an appropriate agreement or certificate of merger (the "Merger Document") in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law and with this Agreement (the date and time of such filing being referred to herein as the "Effective Time"). The Merger shall have the effects set forth in Section 259 of the Delaware Law.

      A closing of the Merger (the "Closing") shall take place (i) at Veritas Capital, Inc., Ten East Fiftieth Street, New York, New York, at 12:00 noon, local time, on the date on which the last of the conditions set forth in Section 5 is fulfilled or waived (subject to applicable law), or (ii) at such other time and place and on such other date as BarCo and a majority of the directors of the Company shall agree (the "Closing Date").

      1.3 CONVERSION OF SHARES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holder of any of the following securities:

      (a) Each Share then issued and outstanding, other than (i) Shares then held, directly or indirectly, by BarCo, Sub or any direct or indirect subsidiary of BarCo, or (ii) Shares held in the Company's treasury, or (iii) Dissenting Shares (as such term is defined in Section 1.4) shall be converted into and represent the right to receive (as provided in Section 1.5) $9.50 net in cash or such higher price as may be paid in the Tender Offer, without any interest thereon (such amount of cash being referred to herein as the "Merger Consideration");

      (b) Each Share then held, directly or indirectly, by BarCo, Sub or any direct or indirect subsidiary of BarCo shall be canceled and retired without payment of any consideration therefor;

      (c) Each Share held in the Company's treasury shall be canceled and retired without payment of any consideration therefor;

      (d) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

      (e) Each of the Company's issued and outstanding stock options shall be converted into the right to receive at Closing cash representing the positive difference (if any) of $9.50 net in cash or such higher price as may be paid in the Tender Offer and the exercise price of such option multiplied by the number of Shares covered by such option; and

      (f) Each outstanding stock equivalency account of the Company under the Directors' Deferred Compensation Plan shall be converted into the right to receive at Closing cash in the amount of $9.50 for each unit equivalent to one Share.

      1.4 DISSENTING SHARES. Shares held by a stockholder who has not voted such Shares in favor of the Merger and with respect to which such stockholder becomes entitled to payment of the fair value of his Shares pursuant to the provisions of Section 262 of the Delaware Law ("Dissenting Shares"), shall not be converted into, or represent the right to receive, or be exchangeable for, the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and payment of the fair value of such Shares pursuant to the provisions of such Section 262. If such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, then, as of the Effective Time, or the occurrence of the event which causes the failure to perfect or the effective withdrawal or loss of such right, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, and be exchangeable (as provided in Section 1.5) for, the Merger Consideration.

      1.5  PAYMENT.

      (a) Pursuant to an agreement (the "Disbursing Agent Agreement") to be entered into on or before the Closing Date between BarCo and Sub and a disbursing agent (the "Disbursing Agent") which shall be a commercial bank with capital of at least $100,000,000, Sub or the Surviving Corporation shall from time to time deposit with the Disbursing Agent such cash as the Disbursing Agent shall require pursuant to this Section 1.5.

      (b) As soon as practicable after the Effective Time, the Disbursing Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing Shares (other than certificates formerly representing Shares to be canceled pursuant to Sections 1.3(b) and 1.3(c)) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent (who may appoint forwarding agents with the approval of BarCo) such certificates for exchange into the Merger Consideration. Each holder of certificates theretofore evidencing Shares, upon proper surrender thereof to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the Shares theretofore evidenced by the certificates so surrendered. Upon such proper surrender, the Disbursing Agent shall promptly, but in any event no later than three (3) business days after such proper surrender, deliver the Merger Consideration. Until properly surrendered, certificates formerly evidencing Shares shall be deemed for all purposes to evidence only the right to receive the Merger Consideration.

      (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that such transfer otherwise be proper. Sub shall pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid. No interest will be paid or accrued on the Merger Consideration payable on the surrender of any such certificates.

      (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will, subject to the following sentence, issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 1. Sub may, in its sole discretion and as a condition precedent to the issuance of the Merger Consideration in exchange therefor, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.6 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates formerly evidencing Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

      1.7 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

      1.8 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS. The Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time (except as such Certificate of Incorporation may be amended pursuant to the Merger Document) shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the Delaware Law. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until their successors are duly elected and qualified.


                                 ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF BARCO AND SUB

      BarCo and Sub hereby jointly and severally represent and warrant to the Company that:

      2.1 ORGANIZATION. Each of BarCo and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

      2.2 AUTHORIZATION AND VALIDITY OF AGREEMENTS. Each of BarCo and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by each of BarCo and Sub of this Agreement and all other agreements and documents contemplated hereby, and the consummation by each of BarCo and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of BarCo and Sub. This Agreement and all other agreements and documents contemplated hereby, have been or will be duly executed and delivered by BarCo and Sub and are and will be valid and binding obligations of BarCo and Sub enforceable against BarCo and Sub in accordance with their respective terms.

      2.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO Which BarCo or Sub Is Party. Neither the execution and delivery of this Agreement and all other agreements and documents contemplated hereby, nor the performance by BarCo or Sub of their respective obligations hereunder will (a) violate the charter or bylaws of BarCo or Sub; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to BarCo or Sub; (c) except for (i) requirements under the Exchange Act,

(ii) requirements, if any, arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), and (iii) the filing of the Merger Document in accordance with the Delaware Law, require any consent, approval, filing or notice under any provision of law applicable to BarCo or Sub or any of BarCo's other subsidiaries; or (d) require any consent, approval or notice under, or violate or constitute a default under, or permit the termination of any provision of, or result in the acceleration of the maturity or performance of any obligation of, or result in the creation or imposition of any lien upon any properties, assets or businesses of, BarCo or Sub or any of BarCo's other subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree, to which BarCo or Sub or any of BarCo's other subsidiaries is a party or by which it or any of its assets or properties is bound or encumbered, which in any of the foregoing cases would have a material adverse effect on BarCo and its subsidiaries taken as a whole or would prohibit or interfere with the consummation of the Merger by BarCo or Sub.

      2.4 GUARANTY. BarCo hereby agrees to fully and unconditionally guarantee the performance by Sub and by any assignee of Sub of all of Sub's representations, warranties, covenants and undertakings set forth in this Agreement.


                                 ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to BarCo and Sub that except as previously furnished to BarCo in writing:

      3.1 ORGANIZATION. The Company and each of its Subsidiaries (as such term is defined in Section 3.3) is a corporation duly organized, validly existing and, to the best of the Company's knowledge, in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole. The Company has previously delivered to BarCo true and complete copies of its Certificate of Incorporation and Bylaws, as amended to the date hereof.

      3.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 6,000,000 shares of the Company's Common Stock, $.01 par value per share ("Company Common Stock"), of which 3,969,518 are issued and outstanding and (b) 1,500,000 shares of the Company's Preferred Stock, $1.00 par value per share, none of which are issued and outstanding. The Company has reserved (i) 65,000 shares of Company Common Stock for issuance under its Directors' Stock Option Plan, as amended to date, of which options to purchase 45,000 shares have been granted, no options have been exercised, and no options have expired or have been forfeited and (ii) 130,000 shares of Company Common Stock for issuance under its Employee Incentive Stock Option Plan, as amended to date, of which options to purchase 114,000 shares have been granted, no options have been exercised and options to purchase 21,500 shares have expired or have been forfeited. Except for the foregoing, and except for its obligations regarding stock equivalency accounts under the Directors' Deferred Compensation Plan, there are not now, and at the Closing Date, the Company will not have, any outstanding options, warrants, convertible securities, calls, subscriptions or other rights or agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.

      3.3 SUBSIDIARIES. As used herein, the term "Subsidiaries" shall mean Canadian Drawn Steel Company Inc. and Bliss & Laughlin Steel Company. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, there are no irrevocable proxies with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued for any reason including, without limitation, by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company or any of its Subsidiaries are validly issued, fully paid and nonassessable and, to the best of the Company's knowledge, are owned by it free and clear of any material claim, lien, encumbrance or agreement with respect thereto.

      3.4 AUTHORIZATION AND VALIDITY OF AGREEMENTS. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder (subject, in the case of performance of this Agreement, to obtaining any necessary approval of its stockholders). The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (subject to obtaining the necessary approval of its stockholders). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company.

      3.5 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO Which the Company Is Party. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will
(a) violate the charter documents, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to the Company or its Subsidiaries; (c) except for (i) requirements under the Exchange Act, (ii) requirements, if any, arising out of the Hart-Scott Act, and (iii) the filing of the Merger Document in accordance with the Delaware Law, require any consent, approval, filing or notice under any provision of law applicable to the Company or its Subsidiaries;
(d) except as required under any existing bank loan agreement, a copy of which has been provided to BarCo, require any consent, approval or notice under, or violate, or be in conflict with or constitute a default under or permit the termination of any provision of, or result in the acceleration of the maturity or performance of or result in the creation or imposition of any lien upon any properties, assets or businesses of the Company or its Subsidiaries under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets or properties is bound or encumbered, which in any of the foregoing cases would have a material adverse effect on the Company and its Subsidiaries taken as a whole or would prohibit or materially interfere with the consummation of the Merger by the Company.

      3.6 LEGAL PROCEEDINGS. Except as set forth in the Company Commission Filings (as such term is defined in Section 3.7) as of the date hereof and in the Company's audited consolidated financial statements for the fiscal year ended September 30, 1994, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, properties or rights, which, if adversely determined, would have, either individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries having any such effect. Neither the Company nor any of its Subsidiaries is in violation of any term of any judgment, decree, injunction, rule or order outstanding against it which would have, either individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole.

      3.7 COMPANY COMMISSION FILINGS; FINANCIAL STATEMENTS. As of the respective dates of their filing with the Commission, all reports, statements (including the Proxy Statement), registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by the Company with the Commission (such reports, statements, registration statements and other filings, together with any amendments thereto, being sometimes collectively referred to as the "Company Commission Filings") and the Company's audited consolidated financial statements dated September 30, 1994 did not contain, at the time of the filing thereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that the Company shall not be responsible and shall have no liability for information provided to it by BarCo or Sub for inclusion in any Company Commission Filing. Each of the audited consolidated financial statements and unaudited interim financial statements (including any related notes or schedules) included in the Company Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly presented the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments. Neither the Company nor any of its Subsidiaries has any liabilities or obligations on a consolidated basis, either accrued or contingent (to the extent required to be reflected or disclosed in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, (a) have not been reflected in the audited consolidated balance sheet for the year ended September 30, 1994 (the "Balance Sheet") or disclosed in the notes to the audited financial statements relating thereto; or (b) do not consist of liabilities of the kind specified or referred to in the Company's audited financial statements for the fiscal year ended September 30, 1994 which have been incurred by the Company and its Subsidiaries in the ordinary course of business since the date thereof, except for its liabilities or obligations undertaken in connection with this Agreement.

      3.8 CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN Changes and Events. Except as disclosed in the Company Commission Filings filed as of the date hereof and the Company's audited consolidated financial statements for the fiscal year ended September 30, 1994 previously delivered to BarCo and except for changes affecting the steel bar industry or the economy generally, since September 30, 1994, there has not been, occurred or arisen, whether or not in the ordinary course of business:

      (a) any material adverse change in the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole; or

      (b) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting any property or business of the Company or its Subsidiaries taken as a whole; or

      (c) any declaration, setting aside or payment of a dividend (whether in cash, stock or property) in respect of the capital stock of the Company or any of its Subsidiaries (other than a wholly owned Subsidiary); or

      (d) any actual or, to the knowledge of the Company, threatened strike (whether asserted or unasserted) or other labor trouble or dispute involving employees of the Company or its Subsidiaries which materially and adversely affects the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole; or

      (e) any borrowing or lending of money or guarantee of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business; or

      (f) any application, amendment, termination, renewal based on false and misleading disclosures or failure to renew with respect to, any agreement or insurance policy which has a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole; or

      (g) any disposition of any material (on a consolidated basis) properties or assets used in the business of the Company or its Subsidiaries, except sales from inventory made in the ordinary course of business; or

      (h) to the best of the Company's knowledge, any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any federal, state, county, local or foreign court or governmental authority which, individually or in the aggregate, materially and adversely affects the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole; or

      (i) except as previously disclosed in writing to BarCo, any notice of any violation, inquiry or investigation by any governmental authority that materially and adversely affects the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole.

      3.9 PATENTS, TRADEMARKS, ETC. To the best of the Company's knowledge, the Company or its Subsidiaries have sufficient right, title and interest in all Intangible Property Rights necessary for the business of the Company and its Subsidiaries as now conducted, or the Company is able to obtain such rights on terms which will not adversely affect its business. When used in this Agreement, the term "Intangible Property Rights" means all United States and foreign letters patent and pending applications, patent and "know-how" licenses (or similar agreements), trade name and trademark registrations and pending applications, service mark registrations and pending applications and copyright registrations, those trade names and common law trademarks which are currently in use by the Company or any of its Subsidiaries, and unregistered copyrights directed to publications in current circulation by the Company or any of its Subsidiaries now owned in whole or in part by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is licensed and the trade secrets and other proprietary information of the Company and its Subsidiaries.

      3.10 TAX MATTERS. Except where the failure of one or more of the following representations would not have a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole: (a) all returns, reports and declarations for franchise or income taxes required to be filed by the Company and its Subsidiaries with the Internal Revenue Service and each applicable State have been so filed; (b) all sales, use or value added taxes or assessments (including interest and penalties) have been fully paid or adequately provided for in the audited financial statements for the fiscal year ended September 30, 1994, except where the failure to have so paid or provided for such taxes or assessments or any other irregularities with respect to such taxes or assessments would not result in a monetary obligation of the Company or its Subsidiaries in excess of $25,000 in the aggregate; (c) for tax periods not closed by the applicable statute of limitations, no issues have been asserted against the Company or its Subsidiaries in a revenue agent's report or other written document by the Internal Revenue Service or by any taxing authority in any State in connection with any of the returns, reports and declarations filed with the Internal Revenue Service or appropriate governmental agencies in such State; (d) no waivers of statutes of limitation are currently outstanding nor are any requests for such waivers pending with respect to the Company or its Subsidiaries; (e) all required payroll and employment taxes and withholding of income, employment and payroll taxes attributable to employees of the Company and its Subsidiaries have been properly determined, withheld and paid on a timely basis to the appropriate federal, state or local governmental agency or adequately provided for in the audited financial statement for the fiscal year ended September 30, 1994; (f) the United States federal income tax returns in respect to the Company and its Subsidiaries for the fiscal year ended September 30, 1991 and thereafter have not been examined by the Internal Revenue Service; nor is any such examination pending; and (g) neither the Company nor its Subsidiaries has filed any consent or agreement under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") (or corresponding provisions of any applicable foreign, state, county or local law).

      3.11 INSURANCE. The Company maintains insurance policies for the assets and operations of the Company and its Subsidiaries in amounts deemed adequate by the Company, in each case issued by insurers of recognized national standing. True and correct copies of the foregoing policies will be delivered to BarCo within five (5) business days of the date hereof.

      3.12 EMPLOYMENT RELATIONS. There (a) is no unfair labor practice complaint against the Company pending before the National Labor Relations Board,
(b) is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against or involving the employees of the Company, (c) except as set forth on Schedule 3.12, is no labor union that claims to represent the employees of the Company, (d) is pending no grievance that might have a material adverse effect upon the Company and its Subsidiaries considered as a whole, and no pending arbitration proceeding arising out of or under any collective bargaining agreement of the Company and no claim therefor has been asserted which, in either case, might have a material adverse effect upon the Company and its Subsidiaries considered as whole, (e) except as set forth on Schedule 3.12, is no collective bargaining agreement that is in effect or is currently being negotiated (or pending) by the Company with respect to its employees, and (f) has not been any labor difficulty giving rise to a material adverse effect experienced by the Company and its Subsidiaries considered as whole during the last three calendar years. To the best of its knowledge, the Company has not taken or failed to take any action that could form the basis for a valid claim or charge of an unfair labor practice or discriminatory employment practice under any federal, state or local law or regulation relating to labor-management relations or employment discrimination that could have a material adverse effect on the Company and its Subsidiaries considered as a whole.

      3.13  ENVIRONMENTAL MATTERS.

      (a) To the best of its knowledge the Company possesses all necessary permits, licenses and other approvals and authorizations for its operations that are required under Environmental Laws and that it is in compliance with such permits, licenses, approvals and authorizations. "ENVIRONMENTAL LAWS" means all federal, state and local laws, ordinances, rules and regulations relating to or regulating human health or safety or environmental matters, or protection of the environment, or pollution or contamination of the air, soil, surface water, or groundwater. The Company is and since October 30, 1984 has been in compliance with all applicable Environmental Laws except where non-compliance would not have a material adverse effect on the financial condition of the Company and its Subsidiaries considered as a whole.

      (b) The Company is not subject to any outstanding order, demand, action or claim from any person or entity pursuant to, nor has the Company received any written notice from any person or entity of any violations of or alleged violations of, any Environmental Law.

      (c) Except as disclosed on Schedule 3.13(c), since October 30, 1984, the Company has not owned or leased storage tanks (whether above ground or underground).

      (d) Since October 30, 1984, the Company has not caused or permitted the Release of any Hazardous Substance onto and is unaware of any Hazardous Substance present on the properties owned, operated or leased by the Company. "HAZARDOUS SUBSTANCE" means those substances as defined by Section 101(14) of Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601(14), and its implementing any other applicable Environmental Law. "RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of hazardous substances into or through soil, air, surface water or groundwater that is required to be reported pursuant to
Section 103(a) of CERCLA, 42 U.S.C. Section 9603(a), and its implementing regulations or any other applicable Environmental Law.

      (e) There are no disposal sites for Hazardous Wastes under any Environmental Law located on the real estate now or previously owned, occupied or leased by the Company. "HAZARDOUS WASTE" means any waste as defined by
Section 1004(5) of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6903(5), and its implementing regulations. To the best of its knowledge, and except as disclosed on Schedule 3.13(e) the Company is not liable or a responsible party or potentially liable or responsible party at any Superfund site.

      3.14 OPINION OF FINANCIAL ADVISOR The Company has received the opinion of The Chicago Corporation to the effect that, as of the date hereof, the consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view.

                                 ARTICLE 4

                                 COVENANTS

      4.1 PROXY STATEMENT. The Company shall file, no later than ten business days after the date of this Agreement (and shall use its best efforts to file sooner, if practicable), with the Commission under the Exchange Act, and shall use its best efforts to have cleared by the Commission, and no later than five business days after such clearance shall mail to its stockholders, a proxy statement or information statement, as appropriate, and all amendments and supplements thereto required by law (the "Proxy Statement"), with respect to the Special Meeting (as such term is defined in Section 4.2). Each of BarCo, Sub and the Company represent that the information supplied or to be supplied for inclusion by BarCo, Sub or the Company in the Proxy Statement, as the case may be, will not, at the time the Proxy Statement is filed with the Commission, at the time it is mailed to stockholders of the Company or at the time of the Special Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. The Proxy Statement shall contain the recommendation of the Board of Directors that stockholders approve the Merger; provided, however, that nothing in this Section 4.1 shall require the Board of Directors to act or refrain from acting in any manner which the Board of Directors in good faith determines could violate its fiduciary duties under applicable law, subject, however, to the provisions of Sections 4.3 and 6.1(c)(ii) hereof.

      4.2 MEETING OF STOCKHOLDERS OF THE COMPANY. As soon as practicable, the Company shall take all action necessary, in accordance with Delaware Law and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote on the Merger and to vote on this Agreement. The stockholder vote or consent required for approval of the Merger and this Agreement shall be no greater than that provided for by Delaware Law, the Company's Certificate of Incorporation or its Bylaws. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval of this Agreement and to take all other action necessary or, in the reasonable judgment of BarCo, helpful to secure a vote of stockholders in favor of the Merger and to approve this Agreement; provided, however, that nothing in this Section 4.2 shall require the Board of Directors to act or refrain from acting in any manner which the Board of Directors in good faith determines could violate its fiduciary duties under applicable law, subject, however, to the provisions of Sections 4.3 and 6.1(c)(ii) hereof. At the Special Meeting, BarCo and each subsidiary of BarCo shall vote, or cause to be voted, all of the Shares then owned by BarCo or such affiliate in favor of the Merger and this Agreement. The Company will notify BarCo both orally and in writing at least 24 hours prior to the mailing of the Proxy Statement to the stockholders of the Company of its intent to mail the Proxy Statement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Proxy Statement any information with respect to BarCo or its affiliates or associates, the form and content of which information shall not have been approved by BarCo prior to such inclusion, subject to requirements of applicable law (but in any event only after the Company has consulted with BarCo in advance). If required by applicable law, BarCo and the

Company shall file with the Commission and make available to the Company's stockholders, as required by applicable law, a joint Schedule 13E-3 (the "Schedule 13E-3") with respect to the Special Meeting and the Merger. Each of BarCo, Sub and the Company represent that information supplied or to be supplied for inclusion by BarCo, Sub or the Company, as the case may be, in any Proxy Statement and the Schedule 13E-3 will not, at the time of the filing thereof with the Commission and at the time of the mailing thereof to stockholders and at the date of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading and BarCo, Sub and the Company agree promptly to correct any such information provided by them for use in a Proxy Statement and/or a Schedule 13E-3 which shall have become false or misleading in any material respect and take all steps necessary to cause such documents as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Company agrees that any Proxy Statement filed by it, and the Company and BarCo agree that any Schedule 13E-3 filed by them, shall comply as to form in all material respects with the provisions of applicable law.

      4.3 ACQUISITION PROPOSALS. Between the date of this Agreement and the Effective Time:

      (a) neither the Company nor any of the Subsidiaries may, directly or indirectly, and each will instruct and otherwise cause the officers, directors, employees, agents or advisors or other representatives or consultants of the Company, including without limitation, The Chicago Corporation, not to, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide information to, any person or entity (other than BarCo or Sub or subsidiaries, affiliates or representatives of any of the foregoing) in connection with any tender offer, exchange offer, merger, consolidation, business combination, sale of substantial assets, sale of securities, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries (any such proposal, offer or other transaction being hereinafter referred to as an "Alternative Proposal"), and

      (b) the Company will notify BarCo immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it;

PROVIDED, HOWEVER, that nothing contained in this Section 4.3 shall require the Board of Directors of the Company to act, or refrain from acting in connection with (i) taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) taking any action or non-action prohibited by clause (a) above, or from furnishing information and access to any person or entity the Board of Directors determines in good faith may become a Qualified Bidder (as hereinafter defined) making an unsolicited request therefor, or engaging in and participating in discussions and negotiations with any such person or entity, if the Company's Board of Directors determines in its good faith judgment that the failure to so act or refrain from acting could violate its fiduciary duties under applicable law. Any termination by the Company of this Agreement or entry by the Company into any agreement with respect to an Alternative Proposal in connection with this Section 4.3 shall be governed by Section 6.1(c)(ii) of this Agreement. "Qualified Bidder" shall mean a person or entity (a) whose Alternative Proposal is only subject to ordinary and customary conditions for consummation and is not subject to any condition as to financing and (b) who submits an Alternative Proposal in writing no later than 30 days from the date of this Agreement.

      4.4 INTERIM OPERATIONS. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or otherwise as consented to or approved in writing by BarCo:

      (a) The business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice;

      (b) The Company shall use reasonable efforts to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees in good standing, and to preserve the goodwill of those having business relationships with it and its Subsidiaries;

      (c) Neither the Company nor any Subsidiary shall amend its charter documents or similar governing documents;

      (d) Except for Shares issuable upon exercise of currently outstanding stock options under the Company's Directors' Stock Option Plan and Employees' Incentive Stock Option Plan or issuable pursuant to the Company's Directors' Deferred Compensation Plan, neither the Company nor any Subsidiary shall authorize for issuance, issue or deliver any additional debt or equity securities or any class or series thereof or any securities convertible into the same or issue or grant any right, option or other commitment for the issuance of any of the foregoing securities;

      (e) Neither the Company nor any Subsidiary shall split, combine, reclassify or otherwise modify the terms and provisions of any of its debt or equity securities or declare, set aside or pay any dividend (whether in cash, stock or property) in respect of its debt or equity securities or redeem or otherwise acquire any of its debt or equity securities except as contemplated hereby;

      (f) Neither the Company nor any Subsidiary shall dispose of or acquire any material properties or assets except in the ordinary course of business;

      (g) Neither the Company nor any Subsidiary shall enter into or amend any consulting agreements or other agreements with employees, increase the compensation payable or to become payable by it to any of its officers, employees or agents over the amount payable as of the date of this Agreement, adopt or amend any employee benefit plan or arrangement, or make any advances to employees (other than advances for reimbursable expenses) except with respect to any of the above, such as are generally consistent with the Company's existing guidelines and are made in the ordinary course of business; provided, however, the Company shall be authorized to negotiate and execute the renewal of the union contract or contracts at its Harvey, Illinois facility with such terms as the Company, using its commercially reasonable judgment, may determine;

      (h) Neither the Company nor any Subsidiary shall borrow or enter into any agreements to borrow money or guarantee or agree to guarantee the obligations of others, excluding (i) any amounts borrowed, net of any repayments, in the ordinary course of business pursuant to and in accordance with the terms and conditions of its existing lines of credit as the same may be reasonably amended, modified or extended hereafter by the Company using its commercially reasonable judgment and (ii) guarantees, net of the extinguishment of any existing guarantees, of the debt of the Subsidiaries of the Company;

      (i) Except as contemplated hereby, neither the Company nor any Subsidiary shall directly or indirectly redeem, purchase or otherwise acquire, commit to acquire or change the terms of any of its debt or equity securities or any class or series thereof or any securities convertible into the same or directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any other loan or financing agreement; provided, however, that the Company or any Subsidiary may exercise any option or right to repurchase securities issued pursuant to a Company or Subsidiary benefit plan at a price at or below the Merger Consideration for Shares; and provided, further, that the Company may borrow under existing credit facilities under the terms existing as of the date hereof as the same may be reasonably amended, modified or extended hereafter by the Company using its commercially reasonable judgment;

      (j) Neither the Company nor any Subsidiary shall fail to pay or otherwise satisfy its monetary obligations as they become due, except where the consequences of failure to pay are not material to the Company and its Subsidiaries considered as a whole;

      (k) Neither the Company nor any Subsidiary shall cancel, materially amend or fail to renew any insurance policy; and

      (l) Neither the Company nor any Subsidiary shall agree in writing or otherwise to take any of the foregoing actions set forth in clauses (b) through
(k) above or take any actions which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

      4.5  ACCESS AND INFORMATION.

      (a) Subject to and in accordance with the terms of those certain letters dated July 24, 1995 and July 28, 1995 between BarCo and the Company (the "Confidentiality Agreement"), relating to the exchange of information between the parties and certain other matters, the Company has previously afforded (and will afford prior to the termination of this Agreement) to BarCo and to BarCo's accountants, counsel and other representatives full access in a reasonable manner throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, and has furnished (and will furnish) to BarCo and BarCo's accountants, counsel and other representatives all information concerning its business, properties and personnel, including certain proprietary and confidential information of the disclosing party, as BarCo has requested (or may reasonably request). The Company shall furnish BarCo with drafts of any proposed filings with the Commission as the same are distributed internally within the Company as well as copies of such reports and documents concurrently upon their filing with the Commission.

      (b) Any furnishing of information pursuant hereto or any investigation by either party shall not affect that party's right to rely on the representations and warranties made by the other party in this Agreement.
Except as otherwise provided by law, BarCo, the Company and Sub each agrees to maintain all information received pursuant to the terms of this Agreement and the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

      (c) In the event that between the date hereof and the Effective Date any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against the Company or BarCo with respect to the Merger, the party as to which such examination, review, investigation, action, suit or proceeding is commenced shall give prompt notice thereof to the other party, shall keep the other party informed as to the status thereof and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.

      4.6 CERTAIN ACTIONS, FILINGS AND CONSENTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts promptly to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, but not limited to, (a) filings under the Hart-Scott Act, including responses to requests for additional information, and (b) submissions of information requested by government authorities. Each of the parties hereto shall cooperate with one another in determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger and in making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers. Provided, however, that nothing in this Section 4.6 shall require the Board of Directors to act or refrain from acting in any manner which the Board of Directors in good faith determines could violate its fiduciary duties under applicable law, subject, however, to the provisions of Sections 4.3 and 6.1(c)(ii) hereof.

      4.7 EXPENSES. Except as set forth in Section 6.2, whether or not the transactions contemplated by this Agreement are consummated and made effective, all expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      4.8 OPINION OF COUNSEL. Two (2) business days prior to the Effective Date, BarCo and Sub shall have received from Wildman, Harrold, Allen & Dixon, counsel to the Company, an opinion, dated the date of delivery, reasonably satisfactory to BarCo and Sub, substantially to the effect of Section 3.2.

      4.9 DIRECTORS, AND OFFICERS, INSURANCE AND INDEMNIFICATION. (a) With respect to all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (collectively "Losses") arising under Environmental Laws, until the death of all indemnified Parties (as defined below), and (b) with respect to all other Losses, until the later of (i) five (5) years after the Effective Time or (ii) the final resolution of all Losses and payment of all expenses described below, BarCo shall, and shall cause the Sub, the Company and the Surviving Corporation to, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company and present and former officers and directors of the Subsidiaries who presently would be indemnified under the Bylaws of the Company or its Subsidiaries or who have indemnity agreements with the Company and the estates, descendants, heirs and beneficiaries of the estates, of all such officers and directors (an "Indemnified Party" and collectively the "Indemnified Parties") against all Losses to the full extent permitted under and in accordance with Delaware law, or the law of the jurisdictions under which the Subsidiaries are incorporated, as appropriate, or the Certificate of Incorporation or Bylaws of the Company or the Subsidiaries, as applicable, or applicable indemnification agreements in effect at the date hereof (to the extent consistent with applicable law), including provisions relating to advances of expenses incurred in the defense of any action or suit. BarCo shall use its best efforts to include the Indemnified Parties in any directors' and officers' insurance policy BarCo may obtain, provided the additional cost of adding the Indemnified Parties does not equal or exceed the cost of such officers' and directors' insurance policy without the Indemnified Parties.

      4.10 RELEASE. As of the execution and delivery of this Agreement, BarCo and Sub shall execute and deliver an instrument releasing the Company and the Subsidiaries, and their respective affiliates, successors, assigns, officers, directors, agents, representatives, advisors, attorneys and employees from any claims, liabilities, damages and causes of action arising from any breach or alleged breach of the Existing Merger Agreement, the Stock Option Agreements each dated as of September 16, 1995, among certain stockholders of the Company ("Option Stockholders"), BarCo and Sub and the Stockholder Escrow Agreements dated as of September 19, 1995, among Sub, the Option Stockholders and LaSalle National Trust, N.A. as escrow agent, in each case based upon acts or omissions occurring prior to the date of this Agreement.

      4.11 RESALE. Sub agrees that, if prior to the first anniversary of the date of this Agreement, Sub or any assignee of Sub, the Company or the Surviving Corporation enters into an agreement to (i) sell or exchange all or substantially all of the Common Stock of the Company or the Surviving Corporation to or with, (ii) merge or consolidate the Company or the Surviving Corporation with, or (iii) sell substantially all the assets of the Company or the Surviving Corporation to, an unaffiliated third party, Sub or any assignee of Sub, the Company and the Surviving Corporation will jointly promptly use their commercially reasonable efforts to jointly promptly pay each stockholder of the Company whose Shares were converted pursuant to Section 1.3(a) hereof (including any stockholder that enters into a Stock Option Agreement with BarCo and Sub as provided in such Stock Option Agreement), each option holder entitled to payment under Section 1.3(e) hereof and each person entitled to payment under
Section 1.3(f) hereof an amount equal to fifty percent (50%) of the product of
(y) the difference between the Aggregate Transaction Value (as defined below) for such subsequent transaction and $62,000,000 and (z) a fraction, the numerator of which is the number equal to the total of (a) the number of Shares of the stockholder of the Company whose Shares were converted pursuant to
Section 1.3(a) hereof, plus (b) the number of Shares covered by stock options for which such person (or an option holder not included in (a) of this clause) was entitled to payment under Section 1.3(e), plus (c) the number of Share equivalents for which such person (or a participant in the Directors' Deferred Compensation Plan not included in (a) of this clause) was entitled to payment under Section 1.3(f) and the denominator of which is the number equal to the total of (1) the number of Shares issued and outstanding as of the Effective Time plus (2) the number of Shares underlying stock options for which the option holder is entitled to payment under Section 1.3(e) hereof plus (3) the number of Share equivalents for which the participant under the Directors' Deferred Compensation Plan is entitled to payment under Section 1.3(f) hereof. For the purposes of this Section 4.11, "Aggregate Transaction Value" shall mean the sum of the aggregate consideration received by the sellers in the transaction (reduced by the present value of any future or contingent obligations retained by the sellers) plus the aggregate liabilities assumed by the acquiring party in the transaction. If the consideration received by the Sub or any assignee of the Sub, the Company or the Surviving Corporation is other than cash, the amount due the stockholder under this Section 4.11 may be paid in like kind consideration or in cash.

      4.12 BEST EFFORTS. Each of BarCo and Sub shall use its best efforts to consummate the transactions contemplated hereby.


                                 ARTICLE 5

                                 CONDITIONS

      5.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of each party hereto under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      (a) APPROVAL OF STOCKHOLDERS. The approval of the stockholders of the Company referred to in Section 4.2 shall have been obtained, if required by applicable law or by the Company's Certificate of Incorporation or Bylaws.

      (b) LEGAL PROCEEDINGS. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the Merger; provided, however, that the parties shall use their best efforts to seek to obtain the removal of any such order, decree or ruling.

      (c)  ANTITRUST.  The Hart-Scott Act waiting period has expired.

      5.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement to consummate the Merger shall be subject to the following conditions: (a) the fairness opinion issued by the Company's investment advisors shall be reconfirmed as of the Effective Time and
(b) the Company shall have received a letter or letters from a valuation firm acceptable to the Company (which acceptance shall not be unreasonably withheld) as to the solvency of the Company and its Subsidiaries and the Surviving Corporation on a consolidated basis after giving effect to BarCo's proposed Financing and the transactions contemplated by this Agreement.


                                 ARTICLE 6

                               MISCELLANEOUS

      6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether or not it has been approved by the stockholders of the Company:

      (a) By the mutual written consent of a majority of the Board of Directors of the Company and the Board of Directors of BarCo;

      (b)   By BarCo:

            (i) if the Company shall have (a) withdrawn or modified publicly its approval or recommendation of this Agreement or the Merger including by the approval of any offer by any other person or (b) taken any public position inconsistent with such approval or recommendation or failed to reconfirm publicly such approval or recommendation within ten (10) business days of a request for such reconfirmation by BarCo or Sub; or if the Board of Directors shall have resolved to do any of the foregoing; or

            (ii) if any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than BarCo or Sub or any of their respective subsidiaries shall have become the beneficial owner of forty-five percent (45%) or more of the Shares; or

            (iii) except for the claims alleged as of the date hereof in the pending lawsuit No. 95 C 5426 in the U.S. District Court for the Northern District of Illinois, if Stelco Inc. shall have taken any legal action, or taken any actions or engaged in transactions which have or in the reasonable judgment of BarCo will have the effect of preventing the Merger or the transactions contemplated hereby from being consummated on or before January 15, 1996, other than failing to vote for the transaction; or

            (iv) if a tender or exchange offer shall have been commenced by any third party to acquire twenty percent (20%) or more of the capital stock of the Company at a price in excess of $9.50 per share; or

            (v) if on the date hereof or at any time prior to the Effective Date, the representation and warranty of the Company contained in Section
      3.13 shall not be true and correct or the Company shall have breached in any material respect or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement or any of the representations and warranties of the Company set forth in this Agreement (other than the representation and warranty contained in Section 3.13) shall not be true and correct in any material respect; or

            (vi) if in BarCo's reasonable discretion the results of BarCo's environmental due diligence review of the Company are unsatisfactory and BarCo has so notified the Company within three (3) weeks from the date hereof; or

            (vii)  the conditions to the obligations of BarCo set forth in
      Article 5 have not been satisfied by January 15, 1996;

      (c)   By the Company:

            (i)   if the Closing shall not have taken place by January 15, 1996;
      or

            (ii) (a) if (a) a Qualified Bidder makes a bona fide offer on or before 30 days from the date of this Agreement, (b) the Company's Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties that such offer is more favorable to the Company's stockholders than the Merger, and (c) the Company gives BarCo at least 5 calendar days prior written notice of its intent to terminate this Agreement under this Section 6.1(c)(ii); or (b) if the Company elects not to close due to the non-receipt of the fairness opinion from its investment advisor referred to in Section 5.2; PROVIDED, HOWEVER, that the termination right provided in this Section 6.1(c)(ii) is conditioned upon payment to BarCo of the Cancellation Fee provided in Sections 6.2(a) upon termination; and provided further that such termination right will terminate as to such offer referred to in this Section 6.1(c)(ii)(a) if, within such 5-day period, BarCo notifies the Company that it will match, in all material respects, the terms and provisions of such other offer (whereupon the parties will execute an appropriate amendment hereto); or

            (iii) if the conditions to the obligations of the Company set forth in Article 5 have not been satisfied by January 15, 1996; or

            (iv) if on the date hereof or at any time prior to the consummation of the Merger or any amendment or extension thereof, the representations and warranties of BarCo and Sub contained in this Agreement shall not be true and correct which shall materially impair BarCo's or Sub's ability to perform this Agreement or BarCo and Sub shall have breached in any material respect or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement which shall materially impair BarCo's or the Sub's ability to perform this Agreement;

      (d)   By either BarCo or the Company:

            (i) if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case restraining, enjoining or otherwise prohibiting the Merger which is still in effect on January 15, 1996; or

            (ii) if Stelco Inc. shall have exercised all of its rights of first refusal under Section 3.3 or matching rights under Section 3.4 of the Right of First Refusal and Standstill Agreement dated May 11, 1990 with respect to all shares of common stock of the Company held by the Management Stockholders as defined in such Agreement.

      In the event of such termination and abandonment, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, other than pursuant to
Section 4.5(c) or 6.2 hereof, or in the case of signers thereto, the Stock Option Agreement and the Confidentiality Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination; PROVIDED, HOWEVER, that (i) following the payment by BarCo to the Company of the Company Damages Amount pursuant to Section 6.2, or (ii) following the payment by the Company to BarCo of the Cancellation Fee pursuant to Section 6.2, the party making such payment and its respective officers, directors, affiliates and associates shall have no liability or further obligation to the recipient of such payment, other than pursuant to Section 6.2, except for any liability or obligation for any intentional breach of this Agreement; and provided further, however, in the event BarCo does not obtain financing for any reason, such failure will not be deemed an intentional breach.

      6.2  EXPENSE AND CANCELLATION PAYMENT.

      (a) If the Board of Directors of the Company terminates this Agreement and abandons the Merger pursuant to Section 6.1(c)(ii), or if the Board of Directors of BarCo or Sub terminates this Agreement and abandons the Merger pursuant to Section 6.1(b)(iii) or (iv), then BarCo shall receive from the Company as liquidated damages the sum (the "Cancellation Fee") of (i) $3,000,000 and (ii) the amount, not to exceed $400,000, of all costs and expenses incurred by BarCo and Sub relating to this Agreement, the transactions contemplated hereby and the financing therefor, including without limitation, the reasonable amount of the following: the fees, disbursements and charges of counsel to BarCo and Sub and any financing source for which BarCo or any of its affiliates is responsible, financial advisory fees, accounting fees and expenses, due diligence costs, and all other out-of-pocket fees, costs and expenses. Notwithstanding any other provision hereof, the Company will not have the right to terminate this Agreement under Section 6.1(c)(ii) unless the Cancellation Fee has been paid in full contemporaneously therewith.

      (b) Each of the parties acknowledges that the agreement contained in this Section 6.2 is an integral part of the transactions contemplated in this Agreement, and that, without such agreement, the Company, BarCo and Sub would not enter into this Agreement; accordingly, if the Company or Barco or Sub, as the case may be, fails promptly to pay the amount due pursuant to this Section 6.2, and, in order to obtain such payment, the Company, on the one hand, or BarCo or Sub, on the other hand, commences a suit against the Company or Barco or Sub, as the case may be, to collect the fee provided for herein, the Company shall pay to BarCo or Sub, or BarCo or Sub shall pay to the Company, as the case may be, its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of such fee at the prime rate publicly announced by Bank of America NT & SA on the date such payment was required to be made, provided that the Company, on the one hand, or BarCo or Sub, on the other hand, ultimately prevails by final judgment in such suit.

      (c) If the Board of Directors of the Company terminates this Agreement and abandons the Merger on account of the failure by BarCo to consummate the Merger by January 15, 1996 and all other conditions set forth in Article 5 hereof are satisfied, then the Company shall receive from BarCo as liquidated damages the sum (the "Company Damages Amount") of $2,000,000, unless BarCo shall have previously terminated under Sections 6.1(b) or (d) hereof.

      6.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits hereof and this Agreement may be amended or supplemented at any time; provided, however, that, (a) any such waiver, amendment or supplement by the Company shall be effective as against the Company only if approved by a majority of the Board of Directors of the Company and (b) after this Agreement has been adopted by the stockholders of the Company, no such amendment shall reduce the amount or change the consideration to be paid to the stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

      6.4 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the consummation of the Merger.

      6.5 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or any legal, administrative or other proceeding is commenced by any governmental body or other person which questions the validity or legality of the transactions contemplated by this Agreement, or seeks to enjoin, restrain or prohibit such transactions, or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree as determined by their respective Boards of Directors in their reasonable discretion, to the fullest extent permissible by law, to cooperate and use their best efforts to vigorously defend against and respond thereto.

      6.6  BROKERAGE FEES AND COMMISSIONS.  Except for The Chicago
Corporation, the Company hereby represents and warrants to BarCo and Sub with respect to the Company, and BarCo and Sub hereby represent and warrant to the Company with respect to BarCo and Sub, that no person or entity is entitled to receive from the Company or BarCo or Sub, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or financial advisory services in connection with this Agreement or the transactions contemplated hereby.

      6.7 PUBLIC ANNOUNCEMENTS. Neither BarCo nor Sub nor the Company will issue any press release or otherwise make any public statement with respect to the Merger without the prior approval of the other party (which approval shall not be unreasonably withheld), except such as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by NASDAQ (but only after BarCo, Sub or the Company, as the case may be, shall have consulted with the other party in advance regarding the form and substance of such press release or statement).

      6.8 SECTION HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.9 FIDUCIARY DUTIES. Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall require the Board of Directors to act, or refrain from acting, in the future in any manner which the Board of Directors in good faith determines could violate its fiduciary duties under applicable law, subject, however, to the provisions of Sections 4.3 and 6.1(c)(ii) hereof.

      6.10 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by FAX or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows and shall be effective only on receipt:

      If to BarCo or Sub, to: BRW Steel Corporation
                              c/o Veritas Capital, Inc.
                              Ten East Fiftieth Street
                              New York, New York  10022
                              Attention:  Co-Chairman

      With copies to:         Pillsbury Madison & Sutro
                              1050 Connecticut Avenue, N.W., #1200
                              Washington, D.C.  20036
                              Attention:  Ken M. Brown

                              Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                              New York, New York  10022
                              Attention:  Robert A. Profusek, Esq.

      If to the Company, to:  Bliss & Laughlin Industries Inc.
                              281 East 155th Street
                              Harvey, Illinois  60426
                              Attention:  President

      With copies to:         Company's Counsel
                              Wildman, Harrold, Allen & Dixon
                              225 West Wacker Drive, #3000
                              Chicago, Illinois  60606-1229
                              Attention:  Roger G. Fein

      6.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

      6.12 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules thereof.

      6.13 ENTIRE AGREEMENT. This Agreement amends the Agreement and Plan of Merger dated as of September 16, 1995, by and among BarCo, Sub and the Company, and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to such subject matter (other than the Confidentiality Agreement).

      6.14 JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement with respect to any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Illinois located in Chicago, Illinois, or in the United

States District Courts in Chicago, Illinois, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents shall not constitute general consents to service of process in the State of Illinois for any purpose except as provided above and shall not be deemed to confer rights to any Person other than the respective parties to this Agreement.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above written.


                                    BRW STEEL CORPORATION


                                    By:   /s/ Robert B. McKeon
                                          ----------------------------------
                                          Co-Chairman


                                    B & L ACQUISITION CORPORATION


                                    By:   /s/ Robert B. McKeon
                                          ----------------------------------
                                          Its: President


                                    BLISS & LAUGHLIN INDUSTRIES INC.


                                    By:   /s/ Gregory H. Packer
                                          ----------------------------------
                                          President, Chief Executive Officer and
                                          Chairman of the Board